ENERGY RECOVERY INC.
CORPORATE HEADQUARTERS
1717 Doolittle Drive San Leandro California 94577
+1 (510) 483-7370 Office +1 (510) 483-7371 Fax
April 13, 2011

Mr. Alexander Buehler

Re: Final Offer of Employment with Energy Recovery, Inc.

Dear Alex,

We are pleased to offer you a full-time position with Energy Recovery, Inc. ("ERI") as Vice President and Chief Financial Officer reporting to Thomas S. Rooney, Jr., President and Chief Executive Officer, based in our headquarters in San Leandro, California. Your technical skills and work experience will provide a valuable addition to our staff.

Salary and Start Date. We would like your employment with ERI to begin on May 23, 2011. You will receive an annual base salary of $300,000.00, less deductions authorized or required by law, which will be paid bi-weekly in accordance with our standard payroll practices.

Sign-on Bonus. This offer includes a one-time sign-on bonus of $100,000.00, less deductions authorized or required by law, which you will receive with your first paycheck as an ERI employee if you are able to begin employment with ERI on or before May 23, 2011. If you choose to resign from ERI for any reason within the first twenty four (24) months of your employment, you agree to return to ERI a pro-rata share of this sign-on bonus. The pro-rata share to be returned shall be based on the number of months remaining in the 24-month period at the time of resignation, divided by 24.

Executive Bonus Plan. You will also be eligible to participate in the Company's annual Executive Bonus Plan, under which you will be eligible to receive up to 50% of your base salary for achieving certain performance goals, subject to the Company's meeting its annual financial targets and other goals. The terms of the Executive Bonus Plan for 2011 will be finalized on or before May 15, 2011 at a meeting of the Compensation Committee of the Board of Directors. Within forty-five (45) days of your start date, you will meet with your manager and agree on goals for 2011 that align with the Company's growth strategy.

Relocation Expenses. As we have discussed, you will pay for up to $50,000 in relocation expenses for you and your family for your move from France to California. ERI will cover any allowable relocation expenses in excess of $50,000 in an amount not to exceed $30,000. A Relocation Agreement is attached for your review and execution. As set forth in the Relocation Agreement, Allowable Expenses include: House Hunting Expenses (a trip for you and your spouse of six days duration); Temporary Living accommodations for up to three (3) months; Personal Travel to New Location (for family of five); Shipment of Household Goods (one air shipment of 1,000 lbs. and one sea shipment for a 40-ft high-cube container); Storage Items of Shipped Items to Final Destination for up to three (3) months; and Closing Costs on Home Purchase at New Location in an amount not to exceed $10,000.00.

Benefits. As a full-time employee, you will be eligible to receive employee benefits which include three (3) weeks of paid time off that accrues each pay period, medical, dental and vision insurance for you and your dependents, as well as long-term disability and life insurance. You

may elect to participate in these programs as of the first day of the month following your start date. Please note that the benefits program may change from time to time at the Company's discretion.

Stock Options. Subject to the approval of the Company's Board of Directors or its Compensation Committee, you may be granted an option to purchase four hundred thousand (400,000) shares of the Company's Common Stock under the Company's 2008 Equity Incentive Plan. The exercise price per share will be equal to the fair market value of a share of ERI common stock based on the closing price on NASDAQ on the first Wednesday of the month following your start date, subject to the prior approval of the Compensation Committee of the ERI Board of Directors. The grant will be subject to the terms and conditions under the 2008 Equity Incentive Plan.

Annual Refresher Option Grants. Subject to the approval and discretion of the Company's Board of Directors or its Compensation Committee, each year you may be granted an option to purchase shares of the Company's Common Stock under the Company's 2008 Equity Incentive Plan with a fair market value targeted at $200,000, based on stock option valuation. The exercise price per share will be equal to the closing price on NASDAQ of a share of ERI common stock on the day the Committee approves your grant, subject to the terms and conditions of the 2008 Equity Incentive Plan or such other Plan the Board and shareholders may approve.

Change of Control Plan. Under this offer, you will also be named a Participant in the Company's Change in Control Plan, as amended (please see attached).

Termination. In the event that ERI terminates your employment without Cause (as defined in Article 2 of ERI's Change in Control Plan as amended), other than after or in connection with a Change in Control, as that term is defined in the Company's Change in Control Plan, you will be entitled to all payments required by applicable local law, including all earned and unpaid salary, any accrued and unused vacation pay, less deductions required or permitted by law.

In addition, without altering the "at will" nature of your employment, you will be entitled to receive additional benefits in the form of severance ("Additional Benefits") as set forth below in exchange for an agreement to release all claims known or unknown against the Company and to satisfy certain other conditions set forth in any Company Severance Plan then in effect, including an agreement to refrain from engaging in any business or rendering service to any entity, organization of company in competition with ERI for twenty-four (24) months after your termination date and provided that ERI receives the signed, unrevoked release agreement within the stated number of days of your termination date. Additional Benefits: If you are terminated prior to the second anniversary of your start date, you will receive severance in the form of a lump sum payment, equal to twelve (12) months' salary; if the termination occurs after the second anniversary of your start date, you will receive severance amount in the form of a lump sum payment equal to six (6) months' salary. These Additional Benefits will be computed using your annual base salary as of the date of the termination, less deductions required or permitted by applicable law.

To the extent the Additional Benefits compensation is subject to Section 409A of the Code, the severance payment or the distribution of the equity compensation shall not be paid or made, as applicable, unless your termination of employment constitutes a "separation from service" (within the meaning of Code Section 409A and any the regulations or other guidance thereunder ("Section 409A")). In addition, no such payment or distribution will be made to you prior to the

earlier of (a) the expiration of the six-month period measured from the date of your separation from service or (b) the date of your death, if you are deemed at the time of such separation from service to be a "specified employee" (within the meaning of Section 409A) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. All payments which had been delayed pursuant to the immediately preceding sentence will be paid to you in a lump sum upon expiration of such six-month period (or, if earlier, upon your death).

In the event that you resign or are terminated by ERI for Cause, you will only be entitled to payment required by applicable local law, including all earned and unpaid salary, any accrued and unused vacation pay and all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs, less deductions required or permitted by law.

Employment Status. Although your status may change, your employment with the Company remains "at will", meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. In addition, although your job duties, title, compensation, benefits, as well as the Company's personnel policies and procedures, may change in the future, the "at will" nature of your employment may not be changed.

Please note that this offer is conditioned upon your ability to present employment eligibility and properly complete the Form I-9 by the third workday after your date of hire as required by the Immigration Reform & Control Act of 1986. A copy of the form will be provided to you. It is ERI policy to conduct background checks by the second week of the employment. This offer is contingent upon positive results from the background checks. A copy of our Background Check Authorization Form had been provided to you.

Please accept this offer of employment as of the start date set forth below by signing your name and setting forth the agreed start date below. Then return this letter to me by email or fax by April 20, 2011. If your acceptance is not received by this date, we shall assume that you have declined the offer and the offer shall be null and void.

Very truly yours,

Thomas S. Rooney, Jr.
President and Chief Executive Officer

Signed Acceptance: ______________________

Start Date: 5/23/2011